                                                                      Exhibit 10



                                                             The Brink's Company
                                                              Richmond, Virginia









                                                       Pension Equalization Plan
                         as Amended and Restated Effective as of January 1, 2005








                                                                          [LOGO]

                              THE BRINK'S COMPANY

                            PENSION EQUALIZATION PLAN

                             AS AMENDED AND RESTATED

                         EFFECTIVE AS OF JANUARY 1, 2005


                                  Introduction
                                  ------------

In August 1985 the Board of Directors of The Pittston Company (the
"Company") adopted a Pension Equalization Plan (the "Equalization Plan") to assure that the aggregate pension benefits provided to employees covered by the Pension-Retirement Plan of The Pittston Company and Its Subsidiaries (which Plan, as now in effect and as hereafter amended, is hereinafter referred to as the "Pension Plan") would not be reduced as a result of limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). At its meeting in July 1989, the Board determined that the Equalization Plan should be amended so as to provide, among other things, for the payment thereunder of additional amounts equal to the benefits that would have been payable under the Pension Plan in the absence of the then applicable annual limit on compensation under Section 401(a)(17) of the Code. Pursuant to the authority under the Equalization Plan, on July 7, 1994, the Pension Committee further amended the Equalization Plan (i) to reflect the lower annual limit imposed by the 1993 amendment of such Section 401(a)(17), and (ii) to assure that such aggregate pension benefits will not be adversely affected by deferrals made pursuant to the Key Employees' Deferred Compensation Program of The Pittston Company as originally approved by the shareholders of the Company on May 1, 1992, or as subsequently amended (the "Deferral Program"). On September 16, 1994, the Equalization Plan was further amended so as to provide additional assurance to Participants and their beneficiaries that benefits under the Equalization Plan will be paid to them in the event of a Change in Control (as defined in the trust agreement dated as of December 1, 1997 between the Company and The Chase Manhattan Bank (National Association) as trustee (the "Trust Agreement")). On December 1, 1997, the Pension Committee further amended the Equalization Plan to add a lump-sum benefit pa option and to reflect the fact that benefits under such plan will be paid from the trust established and made irrevocable pursuant to the Trust Agreement. Effective January 1, 2005, the Equalization Plan is amended to comply with the provisions of Code Section 409A and Treasury Regulations issued thereunder. Each provision and term of the amendment should be interpreted accordingly, but if any provision or term of such amendment would be prohibited by or be inconsistent with Code Section 409A or would constitute a material modification to the Equalization Plan, then such provision or term shall be deemed to be reformed to comply with Code Section 409A or be ineffective to the extent it results in a material modification to the Equalization Plan, without affecting the remainder of such amendment. The amendments apply solely to amounts accrued on and after January 1, 2005, and amounts that are not earned and vested as of such date (the "Post-2004 Accrued Benefit"). Amounts accrued prior to January 1, 2005, that are earned and vested as of December 31, 2004 (the "Pre-2005 Accrued Benefit"), shall remain subject to the terms of the Equalization Plan as in effect prior to January 1, 2005.

     Benefits under the Pension Plan were frozen effective December 31, 2005, and such action froze benefits under the Equalization Plan.

     As a result of the amendments, the Equalization Plan will read in its entirety as follows:

     1. Definitions. As used herein:

     "Benefit Limitations" means the limitations, if any, on benefits payable to or in respect of an employee under the Pension Plan (i) pursuant to Section 415 or Section 401(a)(17) of the Code and any regulations promulgated with respect thereto or (ii) resulting from any exclusion from Basic Earnings (as defined in the Pension Plan) attributable to the deferral, pursuant to the Deferral Program, by such employee of Cash Incentive Payments, Salary or Compensation (as each such term is defined in the Deferral Program) otherwise payable currently.

     "Participant" means any employee referred to in Section 2 hereof.

     "Participating Company" means the Company and any subsidiary of the Company which is a "participating company" under the Pension Plan, unless the Board shall determine that such subsidiary shall not be a Participating Company hereunder.

     Except as herein otherwise provided, terms defined in the Pension Plan are used herein with the meanings ascribed to them in said Plan.

     2. Coverage. The Equalization Plan shall apply to or in respect of each employee of any Participating Company whose benefits under the Pension Plan are limited by the Benefit Limitations.

     3. Benefits. Supplementing the benefits provided by the Pension Plan and subject to all terms and conditions thereof not inconsistent herewith, each Participant and his beneficiary or beneficiaries shall be paid under the Equalization Plan such additional amounts as are equal to the benefits that would have been payable under the Pension Plan in the absence of the Benefit Limitations applicable to such Participant.

     A Participant's Pre-2005 Accrued Benefit payable under this Section 3 shall be payable at the same time and in the same manner as the benefits payable to such person under the Pension Plan; provided, however that, in accordance with the following sentence, any Participant (employed by the Company on either a full-time or part-time basis as of December 1, 1997) or, in the event of the Participant's death, his or her beneficiary, entitled to benefits hereunder may elect to receive the Actuarial Equivalent of the benefits due under this Equalization Plan in a lump sum. In order to be effective, such election must be filed with the Administrative Committee at least one year prior to the later of
(i) the effective date of retirement under the Pension Plan or (ii) September 1, 1999. In determining the amount of the lump-sum benefit to be paid, Actuarial Equivalent shall have the same meaning as under the Pension Plan; provided, however the interest rate used shall be the annual rate on 30-year Treasury Securities as published by the Commissioner of the Treasury for the month prior to the month in which the distribution is made and the mortality table shall be the 1983 Group Annuity Mortality Table with a 50% blending of male and female rates.

     A Participant shall be entitled to make a special election with respect to the form of his Post-2004 Accrued Benefit payable under the Equalization Plan provided that such election is made no later than December 31, 2005. A Participant may elect to have such benefit paid in the form of a lump sum, a single life annuity, a joint and 50% survivor annuity or a joint and 100% survivor annuity. Any such election made in calendar year 2005 may not apply to payments made in calendar year 2005. In addition, to the extent that a Participant has in place an election to receive his benefit in the form of a lump sum in accordance with the provisions of the Equalization Plan as in effect on December 31, 2004, and no election is made under this paragraph, then such prior election shall be deemed to be an election to receive the Participant's Post-2004 Accrued Benefit in a lump sum.

     The following provisions shall apply with respect to a Participant's Post-2004 Accrued Benefit to the extent a Participant (i) does not have a valid election in effect in accordance with the preceding paragraph or (ii) chooses to change a previous election. A Participant may elect to have his Post-2004 Accrued Benefit under the Equalization Plan paid in the form of a lump sum, a single life annuity, a joint and 50% survivor annuity or a joint and 100% survivor annuity, all of which shall be Actuarially Equivalent and determined using the actuarial assumptions and methods described in and used for calculations by the Pension Plan. A Participant may make a subsequent election to change the form in which his Post-2004 Accrued Benefit shall be paid by submitting a new election in writing to the Administrative Committee. Such election may not take effect until at least twelve (12) months after the date on which the election is made and the payment with respect to which such election is made must be deferred for a period not less than five (5) years from the date the payment would otherwise be made. For purposes of this election, the payments under the annuity forms of payment are deemed to be a single payment.

     Payment of a Participant's Post-2004 Accrued Benefit may commence no earlier than the first day of the month following the six-month anniversary of his termination of employment from the Company. If benefits are scheduled to be paid in the form of an annuity, then the monthly payments that would otherwise be paid prior to such date shall be accumulated and paid in a single payment on such date.

     Unless the Administrative Committee otherwise determines upon request of a Participant, the beneficiary or beneficiaries of such Participant under the Pension Plan shall also be his beneficiary or beneficiaries under the Equalization Plan.

     4. Administration. The Equalization Plan shall be administered by the Administrative Committee (subject to such directions as the Pension Committee may determine to be appropriate) substantially in accordance with the comparable procedures and rules applicable to the Administrative Committee which administers the Pension Plan, including establishing and maintaining a claims procedure (similar to the claims procedure under the Pension Plan) pursuant to which any Participant or beneficiary under the Equalization Plan whose claim for benefits under the Equalization Plan has been denied shall be given (i) notice in writing of such denial, including the reasons therefor, and (ii) a reasonable opportunity to have a full review of such denial. Notwithstanding any other provision of the Equalization Plan the Administrative Committee shall have full authority (i) in its sole discretion to determine the amounts payable under the Equalization Plan and the time of any such payments so as to conform with the intent as well as the terms of the Equalization Plan, (ii) to construe any of the provisions of the Equalization Plan and (iii) to adopt rules and regulations for the implementation of such provisions.

     5. Amendment and Termination. The Equalization Plan may at any time be amended or terminated by the Board or the Pension Committee, provided that no such amendment or termination of the Equalization Plan shall adversely affect the benefits accrued or payable hereunder or under the Trust Agreement on account of any Participant (or any beneficiary) in respect of service rendered prior to such amendment or termination. The Company's Administrative Committee may take any and all actions necessary to ensure that the applicable portions of the Equalization Plan and the benefits accrued thereunder after December 31, 2004, satisfy the American Jobs Creation Act of 2004 and the regulatory guidance promulgated thereunder, and may take all such actions retroactively, notwithstanding any Equalization Plan provisions to the contrary, provided, however, that no such actions may be effective before November 18, 2004.

     6. Assignability. No right to payment or any other interest under the Equalization Plan shall be assignable or subject to attachment, execution or levy of any kind; provided that a portion of the benefits of a Participant who is in pay status (or a portion of the Equalization Plan's death benefit) may be paid to a Participant's former spouse pursuant to the provisions of a domestic relations order governing the division of marital assets, entered by a court of competent jurisdiction. Such order may not provide for a distribution of benefits not otherwise provided for under the Equalization Plan.

     7. No Employment Rights. Nothing in the Equalization Plan shall be construed as giving any Participant the right to be retained in-the service of any Participating Company or as interfering with the right of any such Company to discharge any Participant at any time without regard to the effect which such discharge shall have upon his rights or potential rights, if any, under the Equalization Plan.

     8. Funding. The obligations of any Participating Company under the Equalization Plan shall not be funded in any manner for purposes of the Code or ERISA. However, it is intended that benefits will be paid from the trust established pursuant to the Trust Agreement. The establishment and funding of the trust established under the Trust Agreement shall not be deemed to relieve the Company of its obligations under the Equalization Plan to Participants and beneficiaries except pro tanto to the extent that amounts in respect thereof are paid under such Trust Agreement to such Participants and beneficiaries. The establishment and funding of such trust shall not of itself be deemed to increase the amount of benefits to which any Participant or beneficiary shall have become entitled under the Equalization Plan.

     9. Enforceability. In addition to all other rights under applicable law, any individual who shall be a Participant or beneficiary or the trustee under the Trust Agreement shall have the right to bring an action, either individually or on behalf of all Participants and beneficiaries, to enforce the provisions of this Equalization Plan and/or the Trust Agreement (including, but not limited to, enforcement of the funding required under the Trust Agreement) by seeking injunctive relief and/or damages, and the Company shall be obligated to pay or reimburse each such Participant or beneficiary who shall prevail, or the Trustee under the Trust Agreement, whether or not it prevails, in whole or in substantial part, for all reasonable expenses, including attorney's fees, in connection with such action.

     10. Agreements with Participants. The Company shall enter into an agreement with each Participant incorporating the provisions of the Equalization Plan and containing such other provisions, consistent with the Equalization Plan, as may be mutually acceptable.

     11. Successors. The Equalization Plan shall inure to the benefit of and be binding upon the Company and its successors (including, without limitation, each person or group referred to in the definition of Change in Control (in the Trust Agreement) and each affiliate of such person or group). Each such successor shall be obligated to enter into an agreement with each Participant, in form and substance satisfactory to such Participant, by which such successor shall expressly assume and agree to perform its obligations under the Equalization Plan in the same manner and to the same extent as the Company would be required to perform if no succession had taken place. The Company shall cause each such successor to comply with its obligations to enter into such agreement.

     12. Governing Law. This Equalization Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.


As amended as of January 1, 2005

Effective as of May 1, 1992